Exhibit 10.13

Agreement

This Agreement is made effective as of October 2, 2013 between BP Products North America Inc. (“BP” or “Buyer”) and Cubic Asset, LLC. (“Cubic” or “Seller”), with reference to the following facts:

A.                                    Cubic wishes to sell, and BP wishes to buy, crude oil at the Delivery Point(s) set forth in this Agreement, on the terms set forth in the main body of this Agreement, and to the extent not in conflict with the main body, the attached 1993 Conoco General Provisions incorporated into this Agreement by reference (the “General Provisions”); and

Now, therefore, for good and valuable consideration, the parties agree as follows:

1.                                      Purchase and Sale

Cubic agrees to sell, and BP agrees to buy, 100% of Cubic’s barrels of crude oil from the Hilltop area in Leon and Robertson Counties in Texas (“Dedicated Area”), as further described in the letter from Cubic to BP dated September 29, 2013.  The Delivery Point shall be FOB the lease tanks, immediately upstream of the interconnection of the outlet flange of Cubic’s tanks and the inlet flange of the BP contracted truck.  Title and risk of loss of the Product and of damage to people and property (environmental or otherwise), including the Product, caused by the Product shall pass from Cubic to BP at the Delivery Point(s).

The crude oil (“Crude Oil”) shall be Sweet and similar to Eagle Ford Light Shale type crude oil with an API of 35 or more but not more than 45, and less than 0.15% sulfur.  The price will be adjusted based on API within the permitted range, as described in section 2.

Production from the Dedicated Area in an amount of up to 10,000 barrels per day is defined as “Base Volume”.  Any production from the Dedicated Area in excess of 10,000 barrels per day is defined as “Additional Volume”.

2.                                      Price

The price for Base Volume shall be “Cal NYMEX” plus “Roll” plus “LLS Diff” minus “Fixed Differential” minus “Gravity Scale”, as such terms are defined below.  Payment is due on or before the 20th of the month following the month of delivery as specified in the General Provisions.

The defined terms have the meanings given below:

“M” means month of delivery.

“M-1” means the calendar month preceding M.

“M-2” means the calendar month 2 months prior to M.

“Cal NYMEX” means the arithmetic average of the settlement prices for Light Sweet Crude Oil Futures Contract (WTI) on the New York Mercantile Exchange (“NYMEX”) for each day of the month of the delivery, excluding weekends and holidays.

“Roll” means 66.67% of the arithmetic average of the difference between the daily NYMEX first line quotation for WTI minus the daily NYMEX second line quotation for WTI plus 33.33% of the arithmetic average of the difference between the daily NYMEX first line quotation for WTI minus the daily NYMEX third line quotation for WTI (excluding weekends and holidays).

“LLS Diff” means the weighted average of LLS trade differential as published by Petroleum Argus Daily Crude Reports from the 26th day of “M-2” and including the 25th day of “M-1” (excluding weekends and holidays).

“Fixed Differential” means terminal and transportation and working capital of $8.50 per net barrel.

“Gravity Scale” means a deduction of $0.03/bbl for every tenth degree above 40 API gravity.

The price for Additional Volume shall be determined by the parties in good faith, based on the price for Base Volume plus incremental costs incurred by Buyer to accept delivery of and transport the Additional Volume.  Buyer shall use good faith efforts to minimize incremental costs, but in all cases subject to Buyer’s HSSE and other normal requirements.

3.                                      Volume

The volume shall be 100% of Cubic’s production from the Dedicated Area.  Cubic shall provide updates on its drilling and completion schedule along with notice of wells expected to come online in the upcoming month at least 20 days prior to the beginning of that production month.

4.                                      Taxes

The Buyer’s responsibilities:  (a) The amount of any taxes, duties, imposts, fees, charges and dues of every description (“Taxes”) imposed or levied by any governmental authority on the crude oil supplied hereunder, or on its export, delivery, transportation, ownership, sale or use, in respect of any stage at and after the Delivery Point(s) shall be for the Buyer’s account.  Buyer shall further be liable for any income, franchise or other type of direct tax that may inure to Buyer as a result of this Commodity Transaction.

The Seller’s responsibilities:  (a) The amount of any Taxes imposed or levied by any governmental authority on the crude oil supplied hereunder, or on its export, delivery, transportation, ownership, sale or use, in respect of any stage prior to the Delivery Point(s) shall be for the Seller’s account, including without limitation state severance taxes.  Seller shall further be liable for any income, franchise or other type of direct tax that may inure to Seller as a result of this Commodity Transaction.

5.                                      Term and Termination

This Agreement shall commence on November 1, 2013.  The term hereof shall continue for a period of two (2) years and two (2) months (the “Term”).  BP shall have a one time renewal option for one year following the end of the Term (Renewal Term).  The deal would be monthly evergreen following the Term or Renewal Term, as applicable.

Either Party may terminate this Agreement in the event of a material breach by the other Party, which breach is not corrected within ten (10) calendar days for payment defaults and thirty (30) calendar days for all other defaults after receipt of notice from the nonbreaching Party.

6.                                      Indemnifications; Limitation of Liability

BP AND CUBIC (AN “INDEMNIFYING PARTY”) SHALL EACH INDEMNIFY, DEFEND AND HOLD HARMLESS THE OTHER PARTY, ITS AFFILIATES AND ITS AND THEIR SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND PARTNERS (“INDEMNIFIED PARTIES”) FROM AND AGAINST ANY CLAIMS, LIABILITIES, DAMAGES, COSTS AND CAUSES OF ACTION, IN EACH CASE TO THE EXTENT ARISING FROM THE NEGLIGENCE, BREACH OF LAW OR BREACH OF THIS AGREEMENT BY THE INDEMNIFYING PARTY.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY PURSUANT TO ANY INDEMNITY OR ANY OTHER PROVISION HEREOF FOR, AND EACH HEREBY WAIVES, ANY AND ALL CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, LOST BUSINESS OPPORTUNITIES, LOSS OF USE, OR OTHER BUSINESS INTERRUPTION DAMAGES), INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, OR SPECIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF HOW CAUSED AND REGARDLESS OF THE THEORY OF RECOVERY, INCLUDING THE NEGLIGENCE (WHETHER SIMPLE, GROSS, SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE, PASSIVE OR OTHERWISE), STRICT LIABILITY, STATUTORY LIABILITY, WILLFUL MISCONDUCT OF, OR OTHER FAULT OF, OR THE BREACH OF THIS AGREEMENT BY A PARTY.

THE INDEMNITIES AND LIMITATION OF LIABILITY EXPRESSED IN THIS SECTION 6 SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS AGREEMENT.  THE PARTIES HEREBY WAIVE AND RELINQUISH ALL RIGHTS AND REMEDIES INCONSISTENT WITH THIS SECTION 13.

7.                                      Governing Law and Venue

This Agreement shall be governed by the laws of the State of Texas without regard to conflicts of laws principles that would require the application of any other law.

8.                                      Confidentiality

Neither party shall disclose directly or indirectly without the prior written consent of the other party the terms of this Agreement to a third party (other than its own directors, officers, employees, agents and representatives, or to an Affiliate and its employees, officers, and members), or to a co-working interest owner or owners of royalties overriding royalties, production payments and other interests in the crude oil delivered hereunder, or prospective purchasers of all or substantially all of a party’s assets or of any rights under this Agreement, provided such persons shall have agreed to keep such terms confidential to the extent required by this Section 10) except (i) in order to comply with any applicable law, order, regulation, or exchange rule; (ii) to the extent necessary for the enforcement of this Agreement; (iii) to the extent necessary to implement this Agreement; (iv) to the extent necessary to comply with a regulatory agency’s reporting requirements, or (v) in response to a request from a regulatory authority.  The existence of this Agreement is not subject to this confidentiality obligation.  The parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with this confidentiality obligation.  The terms of this Agreement shall be kept confidential by the parties hereto for one year from the expiration of this Agreement.

9.                                      Arbitration

Any controversy or claim arising under or with respect to this Agreement shall be settled by arbitration conducted in the English language in Houston, Texas before a single arbitrator appointed by the American Arbitration Association in accordance with its Commercial Arbitration Rules.  In the event the amount in dispute is greater than One Million Dollars, there shall be three arbitrators.  The judgment of the arbitrator(s) shall be final and binding, other than for fraud or lack of jurisdiction.  Nothing in the Agreement shall be construed to prevent any court having jurisdiction from issuing injunctions, attachment orders or orders for similar relief in aid of any arbitration commenced (or to be commenced) pursuant to this section.  The arbitrator(s) shall be bound by the provisions of Section 7 of this Agreement and shall not have the jurisdiction or authority to award any damages except actual damages.  The arbitrator(s) shall give a reasoned decision.  Judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction hereof.  Any appeal from the judgment of the arbitrators shall be brought in the courts of the State of Texas with venue in Harris County.

10.                               Ethics

Each Party warrants that neither the Party or its director, officers, or employees have given commissions, rebates, payments, lavish gifts, kickbacks, lavish or expensive entertainments, or other things of significant cost or value to any director, officer, or employee of the other Party in connection with the Agreement and acknowledges that the giving of any such payments, gifts, entertainment, or other things of significant value may result in the cancellation of this Agreement.  Each Party will notify the other of any such solicitations by any of its directors, officers or employees.

11.                               Anti-Corruption:

(A)                               Buyer and Seller each warrant and undertake to the other that in connection with this Agreement and the performance thereof, they will each respectively comply with all applicable laws, regulations, rules and requirements of the United States of America, the United Kingdom or any other relevant jurisdiction relating to anti-bribery or anti-money laundering and that they shall each respectively take no action which would subject the other to fines or penalties under such laws, regulations, rules or requirements.

(B)                               Buyer and Seller each represent, warrant and undertake to the other that they shall not, directly or indirectly, pay, offer, give or promise to pay or authorize the payment of, any monies or other things of value to:

(1)                                 a government official or an officer or employee of a government or any department, agency or instrumentality of any government;

(2)                                 an officer or employee of a public international organization;

(3)                                 any person acting in an official capacity for or on behalf of any government or department, agency, or instrumentality of such government or of any public international organization; or

(4)                                 any other person, individual or entity at the suggestion, request or direction or for the benefit of any of the above-described persons and entities.

(C)                               Further, Seller represents and warrants to Buyer that it has not made any payments or given anything of value to officials, officers or employees of the government of the country in which the

Crude Oil which is the subject of this Agreement originated, for the purpose of obtaining or retaining business or obtaining a business advantage and which would be inconsistent with or contravene any of the above-referenced legislation.

(D)                               Buyer or Seller may terminate this Agreement forthwith upon written notice to the other at any time, if the other is in breach of any of the above representations, warranties or undertakings

12.                               Recording of conversations

Each party hereby acknowledges to the other party and consents that such other party may, from time to time, and without further notice, electronically record telephone conversations between the parties’ respective representatives in connection with the Agreement or other commercial matters between the parties.

13.                               Audit

The Parties shall maintain copies of all books and records relating to their performance under this Agreement for a period of two (2) years after the termination of this Agreement.  Each Party shall maintain, and make available at the other Party’s reasonable request, records sufficient to permit representatives of the requesting Party to audit compliance with the terms of this Agreement.  The number of audits shall be limited to one (1) audit per calendar year.  The cost of any such audit will be borne by the Party requesting such audit.  The provisions of this Article will survive termination of this Agreement.

14.                               Amendments to the Conoco 1993 General Provisions Domestic Crude Oil Agreements:

Section F. Payment:  Insert the following at the end of Section F:

“If the Seller’s invoice contains banking information different from that currently in the Buyer’s records, prior to making payment the Buyer may require that:  (i) such new or updated details be verbally confirmed by an employee or agent of the Seller other than the person responsible for generating such invoice, and (ii) the Seller provide email or fax confirmation of the new banking information.  The Seller will provide such confirmation in a timely manner, and the invoice shall not be due until confirmation is provided.”

Section G. Financial Responsibility.  Delete the language in its entirety and replace with the following:

If at any time the reliability or financial responsibility of the Buyer under any transaction governed by this Agreement should, in the reasonable opinion of the Seller, be or become impaired or unsatisfactory, the Seller shall have the right upon written notice (which shall refer to the transaction) to require the Buyer to provide financial assurance at the Seller’s choosing in the form of either (a) establishing, at the Buyer’s cost, by 1300 hours (New York, NY time) on the second (2nd) New York banking day (“Banking Day”) following such request, an irrevocable standby letter of credit opened by a Qualified Institution (“Qualified Institution” means either:  (i) a commercial bank or trust company organized under the laws of the U.S. or a political subdivision thereof, (1) that has at least either an AA- Long Term Rating Issued by Standard & Poor’s Ratings Group (“S&P”) or an Aa3 Deposit Rating issued by Moody’s Investor Services, Inc. (“Moody’s”) and (2) has assets in excess of Fifty Billion US Dollars ($50,000,000,000); or (ii) a first class international bank acceptable to the Seller), in a form acceptable to the Seller, or (b) a guaranty in form and substance acceptable to Seller, and from a parent or affiliate of the Buyer, received by the Seller no later than two (2) business days after such demand, and in any event prior to commencing the delivery period, in either case in an amount equal to, or greater than, the Seller’s good faith estimate of its total net financial exposure to the Buyer for transactions subject to this Agreement.  Such exposure may include, without limitation, the damages recoverable by the Seller in the event of nonperformance by the Buyer.  Failure by the Buyer to so open such letter of credit or provide a guaranty, as required, shall be a material breach and shall give the Seller the right to terminate the affected transaction.  Notwithstanding the delivery period, during the period following notice and prior to the establishment of said letter of credit or receipt of guaranty, the Seller shall have no obligation to deliver Goods to the Buyer under any transaction or to extend to the Buyer any credit whatsoever.  If at any time:  (i) the reliability or financial responsibility of the Seller under any transaction governed by this Agreement should in the reasonable opinion of the Buyer be or become impaired or unsatisfactory, and (ii) the Buyer reasonably and in good faith estimates that it has net financial exposure to the Seller for transactions subject to this Agreement (which exposure may include damages recoverable by the Buyer in the event of nonperformance by the Seller), the Buyer may require the Seller to post financial assurance in the form described above and in the amount of such exposure.  If at any time financial assurance previously provided is considered insufficient by the requesting Party, (whether due to a subsequent increase in financial exposure or otherwise), or ceases to meet the requirements of this section, then the requesting Party may require the posting of additional or substitute financial assurance on the second Banking Day after request.  If the Parties have agreed to net schedule deliveries under multiple transactions under this Agreement, the party requesting financial assurance may when calculating the amount of its exposure take into account the potential effect of nonperformance by the other Party.

Section H. Liquidation.  Delete the language in its entirety and replace with the following:

(i)                                     The Parties acknowledge that this Agreement is a forward contract or a master netting agreement (either, a “Forward Contract) as defined in the Bankruptcy Code (11 U.S.C. Sec. 101(25) and (38A)).  If one Party (the “Defaulting Party”):  (a) becomes the subject of bankruptcy or other insolvency proceedings for the appointment of a receiver, trustee or similar official; or (b) becomes insolvent or generally unable to pay its debts as they become due, including but not limited to any outstanding debts to the other Party to this Agreement; or (c) proposes to make or makes a general assignment for the benefit of creditors; or (d) is dissolved; or (e) transfers, merges or consolidates with any other person where the entity existing after the transfer, merger or consolidation does not assume the obligations of the Party, by operation of law or otherwise, then an “Event of Default” shall be deemed to have occurred.

(ii)                                  When an Event of Default has occurred, the other party (the “Liquidating Party”) may:  (a) withhold additional deliveries without notice; (b) terminate the Agreement and all other Forward Contracts between the Parties; (c) withhold payment of any amounts due and unpaid hereunder (the “Unpaid Amounts”); (d) close out and liquidate this and other Forward Contracts between the Parties (each a “Commodity Transaction”) by calculating the “Settlement Amount” as determined below, and/or (e) setoff or aggregate, as appropriate, any or all indebtedness or obligation under this Agreement or any other agreement or obligation between the parties, whether matured or un-matured, so that all such amounts are aggregated or netted to a single amount payable by one party to the other, including netting the Unpaid Amounts payable by both parties together with the Settlement Amounts for the terminated Commodity Transactions into a single amount payable by one party to the other (together, the “Liquidation Amount”).  Notwithstanding the above, payments for any demurrage, quantity, quality or tax claims not yet determinable shall not be included in such netting, and may be asserted later.

(iii)                               Upon termination under this Section, the Settlement Amount shall be determined as follows:  with respect to each Commodity Transaction the Settlement Amount is equal to the sum of (a) for delivered quantities not already reflected within Unpaid Amounts, the product of the quantity delivered multiplied by the unit price specified in the Agreement and (b) for undelivered quantities, such undelivered quantity multiplied by the difference between the unit price specified in the Agreement (the “Agreement Price”) and the “Market Price” (as defined below) of Goods on the date the Liquidating Party terminates the Agreement (“Termination Date”), with such amount under clause (b) expressed as a loss or gain based on the difference between the Agreement Price and the Market Price, and (c) any other amounts otherwise payable with respect to the Commodity Transaction and not otherwise captured within the definition of Unpaid Amount or Settlement Amount.  Unless otherwise provided in the Agreement, the Market Price of Goods sold under any Agreement included in a Commodity Transaction is as the Liquidating Party determines in a commercially reasonable manner by reference to publicly available industry prices.  The components of any such “Settlement Amount” shall be discounted to present value as of the Termination Date by the Liquidating Party, using a rate of interest determined by that Party to be commercially reasonable, in order to preserve the economic equivalent of the obligations of the Parties under the affected Forward Contracts.  The Liquidating Party is entitled to recover reasonable costs incurred in the collection of any amounts owed under this Agreement, including attorneys’ fees and amounts incurred in connection with any legal proceedings.  The Liquidating Party may, at its option, include in the calculation of the Settlement Amount any amounts owed by the Defaulting Party to any parent, subsidiary or affiliate of the Liquidating Party.  Payment of the Settlement Amount shall not relieve either Party from the obligations to settle any valid and timely submitted quality, quantity, tax or demurrage claims not reflected in the calculation of the Liquidation Amount.

(iv)                              The Liquidation Amount shall be due upon the Termination Date and must be paid in immediately available funds within two (2) business days after the Termination Date.  If no Termination Date has been set, the Liquidation Amount shall be due within a reasonable time.

(v)                                 The rights under this Section shall be without prejudice and in addition to any right of setoff (including by setoff, offset, combination of accounts, deduction, right of retention or withholding, or similar action) to which a party is at any time otherwise entitled whether by operation of law, contract, or otherwise.  A Party’s failure to exercise its rights under this paragraph shall not be construed as a waiver of such rights.

Section P. Assignment.  Delete the language in its entirety and replace with the following:

“The Agreement shall extend to and be binding upon the successors and assigns of the parties, but this Agreement may not be assigned or transferred by either party or by law without the prior written consent of the other party, which consent shall not be unreasonably withheld, and any assignment or transfer made by either party without the other party’s written consent need not to be recognized by and shall not be binding upon the other party.  Notwithstanding the foregoing, Seller may collaterally assign this Agreement as security in connection with the Transactions, as that term is defined in the Note Purchase Agreement dated as of October     , 2013 by and among Cubic Energy, Inc. and the Series A Purchaser and Series B Purchaser who are signatory parties to said Note Purchase Agreement.”

15.                               Conflicts; Entire Agreement

In the event of a conflict between the General Provisions attached as Exhibit A and this Agreement, the provisions of this Agreement shall control.  This Agreement, including the General Provisions, constitutes the entire and integrated agreement of the Parties with respect to its subject matter.

INTENDING TO BE LEGALLY BOUND, the Parties have executed this Agreement through their duly authorized representatives.

BP PRODUCTS NORTH AMERICA INC.

By:	/s/ John Kingly
Its:	Crude Trader

Cubic Asset, LLC

By:	/s/ Calvin A. Wallen, III
Its:	President

Exhibit A

CONOCO GENERAL PROVISIONS
DOMESTIC CRUDE OIL AGREEMENTS
Effective January 1, 1993

Attached Separately

CONOCO GENERAL PROVISIONS
DOMESTIC CRUDE OIL AGREEMENTS

A.                                    Measurement and Tests:  All measurements hereunder shall be made from static tank gauges on 100 percent tank table basis or by positive displacement meters.  All measurements and tests shall be made in accordance with the latest ASTM or ASME-API (Petroleum PD Meter Code) published methods then in effect, whichever apply.  Volume and gravity shall be adjusted to 60 degrees Fahrenheit by the use of Table 6A and 5A of the Petroleum Measurement Tables ASTM Designation D1250 in their latest revision.  The crude oil delivered hereunder shall be marketable and acceptable in the applicable common or segregated stream of the carriers involved but not to exceed 1% S&W.  Full deduction for all free water and S&W content shall be made according to the API/ASTM Standard Method then in effect.  Either party shall have the right to have a representative witness all gauges, tests and measurements.  In the absence of the other party’s representative, such gauges, tests and measurements shall be deemed to be correct.

B.                                    Warranty:  The Seller warrants good title to all crude oil delivered hereunder and warrants that such crude oil shall be free from all royalties, liens, encumbrances and all applicable foreign, federal, state and local taxes.

Seller further warrants that the crude oil delivered shall not be contaminated by chemicals foreign to virgin crude oil including, but not limited to chlorinated and/or oxygenated hydrocarbons and lead.  Buyer shall have the right, without prejudice to any other remedy available to Buyer, to reject and return to Seller any quantities of crude oil which are found to be so contaminated, even after delivery to Buyer.

C.                                    Rules and Regulations:  The terms, provisions and activities undertaken pursuant to this Agreement shall be subject to all applicable laws, orders and regulations of all governmental authorities.  If at any time a provision hereof violates any such applicable laws, orders or regulations, such provision shall be voided and the remainder of the Agreement shall continue in full force and effect unless terminated by either party upon giving written notice to the other party hereto.  If applicable, the parties hereto agree to comply with all provisions (as amended) of the Equal Opportunity Clause prescribed in 41 C.F.R. 60-1.4; the Affirmative Action Clause for disabled veterans and veterans of the Vietnam Era prescribed in 41 C.F.R. 60-250.4; the Affirmative Action Clause tor Handicapped Workers prescribed in 41 C.F.R. 60-741.4; 48 C.F.R. Chapter 1 Subpart 19.7 regarding Small Business and Small Disadvantaged Business Concerns; 48 C.F.R. Chapter 1 Subpart 20.3 regarding Utilization of Labor Surplus Area Concerns; Executive Order 12138 and regulations thereunder regarding subcontracts to women-owned business concerns; Affirmative Action Compliance Program (41 C.F.R. 60-1.40); annually file SF-100 Employer Information Report (41 C.F.R. 60-1.7); 41 C.F.R. 60-1.8 prohibiting segregated facilities; and the Fair Labor Standards Act of 1938 as amended, all of which are incorporated in this Agreement by reference.

D.                                    Hazard Communication:  Seller shall provide its Material Safety Data Sheet (“MSDS”) to Buyer.  Buyer acknowledges the hazards and risks in handling and using crude oil.  Buyer shall read the MSDS and advise its employees, its affiliates, and third parties, who may purchase or come into contact with such crude oil, about the hazards of crude oil, as well as the precautionary procedures for handling said crude oil, which are set forth in such MSDS and any supplementary MSDS or written warning(s) which Seller may provide to Buyer from time to time.

E.                                    Force Majeure:  Except for payment due hereunder, either party hereto shall be relieved from liability for failure to perform hereunder for the duration and to the extent such failure is occasioned by

Effective January 1, 1993
Supersedes November 1983 General Provisions

war, riots, insurrections, fire, explosions, sabotage, strikes, and other labor or industrial disturbances, acts of God or the elements, governmental laws, regulations, or requests, acts in furtherance of the International Energy Program, disruption or breakdown of production or transportation facilities, delays of pipeline carrier in receiving and delivering crude oil tendered, or by any other cause, whether similar or not, reasonably beyond the control of such party.  Any such failures to perform shall be remedied with all reasonable dispatch, but neither party shall be required to supply substitute quantities from other sources of supply.  Failure to perform due to events of Force Majeure shall not extend the terms of this Agreement.

Notwithstanding the above, and in the event that the Agreement is an associated purchase/sale, or exchange of crude oil, the parties shall have the rights and obligations described below in the circumstances described below:

(1)                                 If, because of Force Majeure, the party declaring Force Majeure (the “Declaring Party”) is unable to deliver part or all of the quantity of crude oil which the Declaring Party is obligated to deliver under the Agreement or associated contract, the other party (the “Exchange Partner”) shall have the right but not the obligation to reduce its deliveries of crude oil under the same Agreement or associated contract by an amount not to exceed the number of barrels of crude oil that the Declaring Party fails to deliver.

(2)                                 If, because of Force Majeure, the Declaring Party is unable to take delivery of part or all of the quantity of crude oil to be delivered by the Exchange Partner under the Agreement or associated contract, the Exchange Partner shall have the right but not the obligation to reduce its receipts of crude oil under the same Agreement or associated contract by an amount not to exceed the number of barrels of crude oil that the Declaring Party fails to take delivery of.

F.                                     Payment:  Unless otherwise specified in the Special Provisions of this Agreement, Buyer agrees to make payment against Seller’s invoice for the crude oil purchased hereunder to a bank designated by Seller in U.S. dollars by telegraphic transfer in immediately available funds.  Unless otherwise specified in the Special Provisions of this Agreement, payment will be due on or before the 20th of the month following the month of delivery.  If payment due date is on a Saturday or New York bank holiday other than Monday, payment shall be due on the preceding New York banking day.  If payment due date is on a Sunday or a Monday New York bank holiday, payment shall be due on the succeeding New York banking day.

Payment shall be deemed to be made on the date good funds are credited to Seller’s account at Seller’s designated bank.

In the event that Buyer fails to make any payment when due, Seller shall have the right to change interest on the amount of the overdue payment at a per annum rate which shall be two percentage points higher than the published prime lending rate of Morgan Guaranty Trust Company of New York on the date payment was due, but not to exceed the maximum rate permitted by law.

G.                                   Financial Responsibility:  Notwithstanding anything to the contrary in this Agreement, should Seller reasonably believe it necessary to assure payment, Seller may at any time require, by written notice to Buyer, advance cash payment or satisfactory security in the form of a Letter or Letters of Credit at Buyer’s expense in a form and from a bank acceptable to Seller to cover any or all deliveries of crude oil.  If Buyer does not provide the Letter of Credit on or before the date specified in Seller’s notice under this section, Seller or Buyer may terminate this Agreement forthwith.  However, if a Letter of Credit is required under the Special Provisions of this Agreement and Buyer does not provide same, then Seller only may terminate this Agreement forthwith.  In no event shall Seller be obligated to schedule or complete delivery of the crude oil until said Letter of Credit is found acceptable to Seller.

Each party may offset any payments or deliveries due to the other party under this or any other agreement between the parties.

If a party to this Agreement (the “Defaulting Party”) should (1) become the subject of bankruptcy or other insolvency proceedings, or proceedings for the appointment of a receiver, trustee, or similar official, (2) become generally unable to pay its debts as they become due, or (3) make a general assignment for the benefits of creditors, the other party to this Agreement may withhold shipments without notice.

H.                                   Liquidation:

(1)                                 Right to Liquidate.  At any time after the occurrence of one or more of the events described in the third paragraph of Section G, Financial Responsibility, the other party to the Agreement (the “Liquidating Party”) shall have the right, at its sole discretion, to liquidate this Agreement by terminating this Agreement.  Upon termination, the parties shall have no further rights or obligations with respect to this Agreement, except for the payment of the amount(s) (the “Settlement Amount” or “Settlement Amounts”) determined as provided in Paragraph (3) of this section.

(2)                                 Multiple Deliveries.  If this Agreement provides for multiple deliveries of one or more types of crude oil in the same or different delivery months, or for the purchase or exchange of crude oil by the parties, all deliveries under this Agreement to the same party at the same delivery location during a particular delivery month shall be considered a single commodity transaction (“Commodity Transaction”) for the purpose of determining the Settlement Amount(s).  If the Liquidating Party elects to liquidate this Agreement, the Liquidating Party must terminate all Commodity Transactions under this Agreement.

(3)                                 Settlement Amount.  With respect to each terminated Commodity Transaction, the Settlement Amount shall be equal to the contract quantity of crude oil, multiplied by the difference between the contract price per barrel specified in this Agreement (the “Contract Price”) and the market price per barrel of crude oil on the date the Liquidating Party terminates this Agreement (the “Market Price”).  If the Market Price exceeds the Contract Price in a Commodity Transaction, the selling party shall pay the Settlement Amount to the buying party.  If the Market Price is less than the Contract Price in a Commodity Transaction, the buying party shall pay the Settlement Amount to the selling party.  If the Market Price is equal to the Contract Price in a Commodity Transaction, no Settlement Amount shall be due.

(4)                                 Termination Date.  For the purpose of determining the Settlement Amount, the date on which the Liquidating Party terminates this Agreement shall be deemed to be (a) the date on which the Liquidating Party sends written notice of termination to the Defaulting Party, if such notice of termination is sent by telex or facsimile transaction; or (b) the date on which the Defaulting Party receives written notice of termination from the Liquidating Party, if such notice of termination is given by United States mail or a private mail delivery service.

(5)                                 Market Price.  Unless otherwise provided in this Agreement, the Market Price of crude oil sold or exchanged under this Agreement shall be the price for crude oil for the delivery month specified in this Agreement and at the delivery location that corresponds to the delivery location specified in this

Agreement, as reported in Platt’s Oilgram Price Report (“Platt’s”)for the data on which the liquidating Party terminate this Agreement.  If Platt’s reports range of prices of crude oil on that date, the market price shall be the arithmetic average of the high and low prices reported by Platt’s.  If Platt’s does not report prices for the crude oil being sold under this Agreement, the Liquidating Party shall determine the Market Price of such crude oil in a commercially reasonable manner, unless otherwise provided in this agreement.

(6)                                 Payment of Settlement Amount.  Any Settlement Amount due upon termination of this Agreement shall be paid in immediately available funds within two business days after the Liquidating Party terminates this agreement.  However, if this Agreement provides for more than one Commodity Transaction, or if Settlement Amounts are due under other agreements terminated by the Liquidating Party, the Settlement Amounts due to each party for such Commodity Transactions and/or agreements shall be aggregated.  The party owing the net amount after such aggregation shall pay such net amount to the other party in immediately available funds within two business days after the date on which the Liquidating Party terminates this Agreement.

(7)                                 Miscellaneous.  This section shall not limit the rights and remedies available to the Liquidating Party by law or under other provisions of this Agreement.  The parties hereby acknowledge that this Agreement constitutes a forward contract for purposes of Section 556 of the U.S. Bankruptcy Code.

I.                                        Equal Daily Deliveries:  For pricing purposes only, unless otherwise specified in the Special Provisions, all crude oil delivered hereunder during any calendar month shall be considered to have been delivered in equal daily quantities during such month.

J.                                      Exchange Balancing:  If volumes are exchanged, each party shall be responsible for maintaining the exchange in balance on a month-to-month basis, as near as pipeline or other transportation conditions will permit.  In all events upon termination of this Agreement and after all monetary obligations under this Agreement have been satisfied, any volume imbalance existing at the conclusion of this Agreement of less than 1,000 barrels will be declared in balance.  Any volume imbalance of 1,000 barrels or more, limited to the total contract volume, will be settled by the underdelivering party making delivery of the total volume imbalance in accordance with the delivery provisions of this Agreement applicable to the underdelivering party, unless mutually agreed to the contrary.  The request to schedule all volume imbalances must be confirmed in writing by one party or both parties.  Volume imbalances confirmed by the 20th of the month shall be delivered during the calendar month after the volume imbalance is confirmed.  Volume imbalances confirmed after the 20th of the month shall be delivered during the second calendar month after the volume imbalance is confirmed.

K.                                   Delivery, Title, and Risk of Loss:  Delivery, title, and risk of loss of the crude oil delivered hereunder shall pass from Seller to Buyer as follows:

For lease delivery locations, delivery of the crude oil to the Buyer shall be effected as the crude oil passes the last permanent delivery flange and/or meter connecting the Seller’s lease/unit storage tanks or processing facilities to the Buyer’s carrier.  Title to and risk of loss of the crude oil shall pass from Seller to Buyer at the point of delivery.

For delivery locations other than lease/unit delivery locations, delivery of the crude oil to the Buyer shall be effected as the crude oil passes the last permanent delivery flange and/or meter connecting the delivery facility designated by a Seller to the Buyer’s carrier.  If delivery is by in-line transfer, delivery of the crude oil to the Buyer shall be effected at the particular facility designated in the Agreement.  Title to and risk of loss of the crude oil shall pass from the Seller to the Buyer upon delivery.

L.                                    Term:  Unless otherwise specified in the Special Provisions, delivery months begin at 7:00 a.m. on the first day of the calendar month and end at 7:00 a.m. on the first day of the following calendar month.

M.                                 Governing Law:  This Agreement and any disputes arising hereunder shall be governed by the laws of the State of Texas.

N.                                    Necessary Documents:  Upon request, each party agrees to furnish all substantiating documents incident to the transaction, including a Delivery Ticket for each volume delivered and an invoice for any month in which the sums are due.

O.                                   Waiver:  No waiver by either party regarding the performance of the other party under any of the provisions of this Agreement shall be construed as a waiver of any subsequent performance under the same or any other provision.

P.                                     Assignment:  Neither party shall assign this Agreement or any rights hereunder without the written consent of the other party unless such assignment is made to a person controlling, controlled by or under common control of assignor, in which event assignor shall remain responsible for nonperformance.

Q.                                   Entirety of Agreement:  The Special Provisions and these General Provisions contain the entire Agreement of the parties; there are no other promises, representations or warranties.  Any modification of this Agreement shall be by written instrument.  Any conflict between the Special Provisions and these General Provisions shall be resolved in favor of the Special Provisions.  The section headings are for convenience only and shall not limit or change the subject matter of this Agreement.

R.                                    Definitions:  When used in this Agreement, the terms Iisted below have the following meanings:

“API” means the American Petroleum Institute.

“ASME” means the American Society of Mechanical Engineers.

“ASTM” means the American Society for Testing Materials.

“Barrel” means 42 U.S. gallons of 231 cubic inches per gallon corrected to 60 degrees Fahrenheit.

“Carrier” means a pipeline, barge, truck, or other suitable transporter of crude oil.

“Crude Oil” means crude oil or condensate, as appropriate.

“Day,” “month,” and “year” mean, respectively, calendar day, calendar month, and calendar year, unless otherwise specified.

“Delivery Ticket” means a shipping/loading document or documents stating the type and quality of crude oil delivered, the volume delivered and method of measurement, the corrected specific gravity, temperature, and S&W content.

“Invoice” means a statement setting forth at least the following information:  The date(s) of delivery under the transaction; the location(s) of delivery; the volume(s); price(s); the specific gravity and gravity adjustments to the price(s) (where applicable); and the term(s) of payment.

“S&W” means sediment and water.